UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 24, 2018
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of principal executive offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.
On September 24, 2018, Post Holdings, Inc. (the “Company” or “Post”) (i) entered into a $625.0 million Bridge Facility Agreement among the Company, as borrower, certain subsidiaries of the Company, as guarantors, each lender from time to time party thereto, Barclays Bank PLC, as administrative agent, and Barclays Bank PLC and Goldman Sachs Bank USA, as joint lead arrangers and joint physical bookrunners (“Bridge Loan Facility”), and (ii) borrowed $625.0 million under the Bridge Loan Facility (the “Bridge Loan”).
The Bridge Loan will bear interest at a rate per annum equal to (i) with respect to the period commencing on September 24, 2018, and ending on October 1, 2018, the Eurodollar Rate (as such term is defined in the Bridge Loan Facility) plus 450 basis points, (ii) with respect to the period commencing on October 1, 2018 and ending on October 8, 2018, the Eurodollar Rate plus 500 basis points, (iii) with respect to the period between October 8, 2018 and November 30, 2018, 12.00% and (iv) with respect to the period on or after November 30, 2018 through the maturity date, 12.25%. Payments of interest on the Bridge Loan are due on October 1, 2018, October 8, 2018, December 31, 2018 and the last day of each quarter thereafter. The Bridge Loan Facility matures on August 23, 2024.
The Bridge Loan Facility was entered into in connection with certain transactions (the “Private Brands Transactions”) that Post and its subsidiary 8th Avenue Food & Provisions, Inc. (“8th Avenue”) will undertake pursuant to a Transaction Agreement dated as of August 2, 2018, with THL Equity Fund VIII Investors (PB), LLC (“THL”), an affiliate of Thomas H. Lee Partners, L.P. (the “Transaction Agreement”). These transactions are described in more detail in the first Form 8-K that Post filed on August 2, 2018. Upon the closing of the Private Brands Transactions (i) the Bridge Loan Facility will be assumed by 8th Avenue, and Post will be released from its obligations thereunder, (ii) the guarantors of the Bridge Loan Facility that will not be direct or indirect subsidiaries of 8th Avenue will be released from their guarantees, (iii) certain direct and indirect domestic subsidiaries of 8th Avenue will guarantee 8th Avenue’s obligations under the Bridge Loan Facility and (iv) 8th Avenue’s obligations under the Bridge Loan Facility will become secured by a security interest in substantially all of 8th Avenue’s assets and in substantially all of the assets of 8th Avenue’s subsidiary guarantors.
Upon the assumption by 8th Avenue of the Bridge Loan Facility, Post will be required under its credit agreement as currently in effect to use the cash proceeds of the Bridge Loan and the cash proceeds received from THL under the Transaction Agreement, net of any fees, costs and expenses associated with the Private Brands Transactions, including the Bridge Loan, to repay a portion of its existing term loan under Post’s credit agreement. Post anticipates that 8th Avenue will refinance the Bridge Loan Facility with a permanent credit facility on or around the closing date of the Private Brands Transactions.
The foregoing summary of the Bridge Loan Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Bridge Loan Facility, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
(a)
The information set forth above in Item 1.01 regarding the Bridge Loan Facility is hereby incorporated into this Item 2.03(a) by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits
See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 25, 2018	Post Holdings, Inc.
(Registrant)

	By:	/s/ Diedre J. Gray
	Name:	Diedre J. Gray
	Title:	EVP, General Counsel & Chief Administrative Officer, Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1
Bridge Facility Agreement, dated as of September 24, 2018, by and among Post Holdings, Inc., certain subsidiaries of Post Holdings, Inc., as guarantors, the institutions from time to time party thereto as lenders, Barclays Bank PLC and Goldman Sachs Bank USA, as Joint Lead Arrangers and Joint Physical Bookrunners, and Barclays Bank PLC, as Administrative Agent

4